Exhibit 10.1

SECOND AMENDMENT
of the
THIRD AMENDED AND RESTATED IDEX CORPORATION
DIRECTORS DEFERRED COMPENSATION PLAN

Under Section 5.1 of the Third Amended and Restated IDEX Corporation Directors Deferred Compensation Plan (the “Plan”), IDEX Corporation (the “Corporation”) reserved the right to amend the Plan. The Corporation wishes to amend the Plan to reflect certain changes to its terms.
The Corporation hereby amends the Plan in the following respect:

1.	Effective as of October 1, 2014, Section 2.1 a is amended to add the following at the end of such Section:
Notwithstanding the previous provisions of this Section, a new Director who first becomes eligible for participation in the Plan during the course of a calendar year may make an election to defer future compensation provided (i) the election is made no later than the 30th day after the date the date the Director is first eligible for the Plan, and (ii) the election applies only to compensation with respect to services performed after the election.

Unless otherwise indicated, the effective date of this Second Amendment is October 1, 2014. In all other respects, the Plan remains unchanged.

IDEX CORPORATION

October 2, 2014	By:
Date